Exhibit 99.1

INITIAL PHARMACOKINETIC DATA FROM TRIBECA STUDY SUPPORT POTENTIAL FOR BIOEQUIVALENCE BETWEEN CYNVILOQ AND ALBUMIN-BOUND PACLITAXEL

San Diego, CA – October 14, 2014 – Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), an oncology company developing new treatments for cancer and associated pain, announced today positive results from recently analyzed pharmacokinetic (PK) data from the first eight (8) patients enrolled in its ongoing TRIBECA™ (TRIal establishing BE between Cynviloq™ and Albumin-bound paclitaxel) registrational trial. The data from these patients supports earlier completion of the study with the aim of seeking to establish bioequivalence (BE) to albumin-bound paclitaxel to obtain Food and Drug Administration (FDA) marketing approval for Cynviloq (paclitaxel polymeric micelle for injection).

Sorrento amended the current BE cross-over design protocol of the TRIBECA study to un-blind the first 8 patients to reassess the sample size of 100 patients estimated from simulation of historical PK data. Based on the cross-over data and the analyses of relevant paclitaxel plasma PK data performed by two independent PK consulting groups, the success of the BE approach for seeking approval of Cynviloq remains subject to FDA review and discussion. Sorrento does not plan to un-blind additional patient data. Current sample size point estimates suggest that the enrollment target for the current study can be reduced to nearly half of the original target.

“We are pleased that the favorable PK data from actual patients treated have thus far exceeded our expectations”, said Henry Ji, Ph.D., President and Chief Executive Officer of Sorrento. “Guided by these promising data, Sorrento plans to reduce the TRIBECA patient sample size to accelerate filing for FDA approval.”

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation paclitaxel, commenced its registrational trial in March 2014 and is being developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain. The Company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugate (ADC) platform that includes proprietary conjugation chemistries, linkers, and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bi-specific therapeutic antibodies, and ADCs.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements on Cynviloq include: (i) results from recently analyzed PK data from the first eight (8) patients enrolled in the ongoing TRIBECA™ registrational trial suggest that Cynviloq is likely to be representative of the full patient data in the TRIBECA study; (ii) the reduction of the enrollment target for the current study will support the bioequivalence strategy for Cynviloq; (iii) whether the FDA will view the data and results of the TRIBECA study as sufficient to support approval based on bioequivalence and (iv) the expectation that the NDA submission can be accelerated successfully based on a smaller enrollment total, if at all; (v) the risks of this strategy as well as the advances made in developing human monoclonal antibodies, if any; and (vi) other matters described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Contact:

Mr. George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

T: + 1 (661) 607-4057